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                                                          Pursuant to Rule 424b3
                                                      Registration No. 333-36541



                                SUPPLEMENT NO. 1
                             DATED DECEMBER 11, 1997
                              TO THE PROSPECTUS OF
                              SUN COMMUNITIES, INC.
                            DATED SEPTEMBER 26, 1997

     This Supplement No. 1 is provided for the purpose of supplementing the prospectus of Sun Communities, Inc. (the "Company"), dated September 26, 1997 (the "Prospectus"), regarding the Company's Dividend Reinvestment and Stock Purchase Plan. This Supplement No. 1 modifies and supersedes certain information contained in the Prospectus. This Supplement No. 1 must be read in conjunction with the Prospectus. Unless otherwise defined, capitalized terms used herein shall have the same meanings accorded such terms in the Prospectus.


              AMENDMENT OF PLAN-SUSPENSION OF OPTIONAL CASH PAYMENT

     The Company has elected, effective immediately, to suspend the optional cash payment portion of the Plan. Until further notice from the Company (which may be given at any time or not at all at the sole discretion of the Company), OP Unitholders and holders of Common Stock will not be permitted to purchase Common Stock pursuant to the Plan by making optional cash payments. However, OP Unitholders and holders of Common Stock may continue to purchase Common Stock pursuant to the Plan by reinvesting dividends and distributions.





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